Exhibit 10.4

RESTRICTED STOCK UNITS GRANT AGREEMENT

[Drafting Note: Items in brackets may be deleted or modified in some award agreements.]

1. Grant of Award. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of World Fuel Services Corporation, a Florida corporation (the “Company”) has awarded to [            ] (the “Participant”), effective as of [            ] (the “Grant Date”), [            ] restricted stock units (the “Restricted Stock Units or RSUs”) corresponding to that same number of shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Restricted Stock Units have been granted under the World Fuel Services Corporation 2006 Omnibus Plan (the “Plan”), which is incorporated herein for all purposes, and the grant of Restricted Stock Units shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Plan. As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.

2. Vesting and Forfeiture.

(a) [Insert vesting provisions and any provision for acceleration of vesting upon termination of service for certain reasons (e.g., death, Disability, or Retirement) or upon the occurrence of certain events (e.g. Change in Control).]

(b) If the Participant ceases to be a member of the Board for any reason [(other than death or Disability)] prior to a Vesting Date, then any unvested Restricted Stock Units shall be immediately forfeited upon the Participant’s ceasing to be a member of the Board and revert back to the Company without any payment to the Participant. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Participant’s forfeiture of any Restricted Stock Units pursuant to this provision.

3. Adjustment. The number of RSUs are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt or payment of consideration by the Company.

4. Settlement of Restricted Stock Units.

(a) Delivery of Stock. The Company shall deliver the Shares corresponding to the vested Restricted Stock Units which are the subject of this Agreement to the Participant within 30 days after the date on which the Participant ceases for any reason to be a member of the Board.

(b) [Acceleration of Delivery upon a Change of Control. In the event that a Change of Control occurs and such Change of Control satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code, then the Company shall deliver to the Participant the Shares corresponding to the Restricted Stock Units upon the occurrence of or immediately after such Change in Control, unless the successor company will assume or substitute another award for the award covered by this Agreement in the manner described in Section 2(b) hereof in connection with such Change of Control.]

(c) Death of Participant. The Participant may designate, by written notice to the Company’s Secretary, a beneficiary or beneficiaries to whom any vested RSUs shall be transferred upon the death of the Participant. In the absence of such designation, or if no designated beneficiary survives Participant, such vested RSUs shall be transferred to the legal representative of the Participant’s estate. No such transfer of the RSUs, or the right to the Shares corresponding to such RSUs or any portion thereof into Common Stock, shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee deems necessary to establish the validity of such transfer or right to convert, and an agreement by the transferee, administrator, or executor (as applicable) to comply with all the terms of this Agreement that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with this grant.

5. Rights with Respect to Stock Represented by Restricted Stock Units.

(a) No Rights as Shareholder until Delivery. Except as otherwise provided in this Section 5, the Participant shall not have any rights, benefits or entitlements with respect to any Shares subject to this Agreement unless and until the Shares have been delivered to the Participant. On or after delivery of the Shares, the Participant shall have, with respect to the Shares delivered, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive all dividends, if any, as may be declared on the Shares from time to time.

(b) Dividend Equivalents.

(i) [Cash Dividends. As of each date on which the Company pays a cash dividend with respect to its shares of Common Stock, the Company shall credit to a bookkeeping account (the “Cash Account”) for the Participant an amount equal to the cash dividend that would have been payable with respect to the Shares corresponding to the RSUs which are the subject of this Agreement as if those Shares had been issued and outstanding as of the dividend payment date. The value of the Participant’s Cash Account shall vest, and be distributable to the Participant, at the same time as the RSUs vest and the Shares corresponding to the RSUs are distributed to the Participant.]

(ii) Stock Dividends. As of each date on which the Company pays a stock dividend with respect to its shares of Common Stock, then the Shares corresponding to the Restricted Stock Units shall be increased by the stock dividend that would have been payable with respect to the Shares that correspond to the Restricted Stock Units, and shall be subject to the same vesting requirements as the Restricted Stock Units, to which they relate, and to the extent vested, shall be distributed at the same time as Shares corresponding to vested Restricted Stock Units are distributed.

6. Privileges of Stock Ownership. The Participant may not, directly or indirectly, sell, pledge or otherwise transfer any Restricted Stock Units or any rights with respect to the Cash Account.

7. Compliance with Laws and Regulations. The Participant acknowledges and agrees that the Shares corresponding to the RSUs will be restricted and have not been registered under the Securities Act of 1933 (the “1933 Act”) or any state securities laws and may not be resold unless registered pursuant to the provisions thereunder or if an exemption from registration is available. The Participant agrees not to dispose of all or any part of the Shares received pursuant to this Agreement except in compliance with the applicable provisions of the 1933 Act and state securities laws.

8. Taxes. On or prior to the date on which any Shares corresponding to any vested Restricted Stock Units are delivered or the Participant’s vested Cash Account is paid, the Participant shall remit to the Company an amount sufficient to satisfy any applicable federal, state, local and foreign withholding or other taxes. No certificate for any Shares corresponding to any Restricted Stock Units which have vested, or any cash attributable to the Participant’s Cash Account shall be delivered or paid to the Participant until the foregoing obligation has been satisfied. The Company may, at its option, permit the Participant to satisfy his or her obligations under this Section 8, by tendering to the Company a portion of the Shares that otherwise would be delivered to the Participant pursuant to the Restricted Stock Unit. In the event that the Participant fails to satisfy his or her obligations under this Section 8, the Participant agrees that the Company shall have the right to satisfy such obligations on the Participant’s behalf by taking any one or more of the following actions (such actions to be in addition to any other remedies available to the Company): (1) withhold payment of any fees or any other amounts payable to the Participant (2) sell all or a portion of the Shares underlying the Restricted Stock Units in the open market, or (3) withhold and cancel all or a portion of the Shares corresponding to the vested Restricted Stock Units. Any acquisition of Shares corresponding to Restricted Stock Units by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of this Agreement.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements between Florida residents, to be performed entirely in Florida.

12. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

13. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

14. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

15. Compliance with Section 409A. If and to the extent that the Committee believes that the Restricted Stock Units or rights to the Cash Account may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in this Agreement (and /or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of the Participant, may amend this Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

16. Miscellaneous. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan. Amendments hereto shall be effective only if set forth in a written statement or contract, executed by a duly authorized member of the Committee. The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform Participant’s obligations hereunder.

17. Unfunded Agreement. The rights of the Participant under this Agreement with respect to the Company’s obligation to distribute Shares corresponding to vested

RSUs and the value of the Participant’s vested Cash Account, if any, shall be unfunded and shall not be greater than the rights of an unsecured general creditor of the Company.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES
CORPORATION

By:
Name:
Title:

PARTICIPANT

Signature:

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